Exhibit 99.T3D

Claim No. CR-2016-6707

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

THE HONOURABLE MR JUSTICE HILDYARD

16 NOVEMBER 2016

IN THE MATTER OF ENQUEST PLC

Claimant

- and -

IN THE MATTER OF
THE COMPANIES ACT 2006

ORDER

ASHURST LLP

Broadwalk House

5 Appold Street

London EC2A 2HA

Tel: +44 (0)20 7638 1111

Fax: +44 (0)20 7638 1112

Solicitors for the Claimants

Ref: GDB/ACROKE/ENQ01.00024/50058660

Claim No. CR-2016-6707

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

THE HONOURABLE MR JUSTICE HILDYARD

16 NOVEMBER 2016

IN THE MATTER OF ENQUEST PLC

Claimant

-and-

IN THE MATTER OF THE COMPANIES ACT 2006

ORDER

UPON THE APPLICATION by Part 8 Claim Form dated 18 October 2016 (the “Claim Form”) of the Claimant, EnQuest PLC (the “Company”) whose registered office is situated at 5th Floor, Cunard House, 15 Regent Street, London, SW1Y 4LR, United Kingdom;

AND UPON HEARING Jeremy Goldring QC and Georgina Peters for the Company;

AND UPON READING the Claim Form and the evidence;

AND UPON the definitions, abbreviations, words and phrases used in this Order having the meanings set out in the Scheme of Arrangement dated 25 October 2016 attached as a schedule hereto (the “Scheme”);

AND UPON each of the New High Yield Notes Trustee, the Existing Agents in respect of the High Yield Notes (other than the High Yield Notes Trustee), the Holding Period Trustee and the Information Agent undertaking by Leading Counsel (instructed by them for this purpose) to be bound by the Scheme and to perform those actions which it is required to perform in accordance with the terms of the Scheme;

AND UPON the Retail Notes Trustee undertaking by Leading Counsel (instructed by them for this purpose) to be bound by the Scheme as a Scheme Creditor;

AND UPON each of the Existing Agents in respect of the Retail Notes (other than the Retail Notes Trustee) undertaking by Leading Counsel (instructed by them for this purpose) to perform those actions which it is required to perform to give effect to the terms of the Scheme in accordance with its contractual obligations set out in the Retail Notes Trust Deed, the agency agreement dated 24 January 2013 and the other documents relating to, or governing, the Retail Notes (in each case, as applicable);

AND UPON the Company undertaking by Leading Counsel to:

(i)            execute, or procure to be executed, the Scheme Restructuring Documents for itself and/or for and on behalf of the Scheme Creditors, as appropriate; and

1

(ii)           pursue the Chapter 15 Filing at the Chapter 15 Hearing in order to obtain recognition of the Scheme under Chapter 15 of Title 11 to the United States Bankruptcy Code;

AND UPON NOTING that to the extent that US securities laws might be applicable to the Scheme and the transactions contemplated by it, the Company will seek to rely on the exemptions to the registration requirements of the US Securities Act of 1933, as amended, pursuant to section 3(a)(10) thereof;

THE COURT HEREBY sanctions the Scheme.

Dated this 16th day of November 2016

2

SCHEDULE

The Scheme

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. CR-2016-6707

IN THE MATTER OF ENQUEST PLC

- and —

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(pursuant to Part 26 of the Companies Act 2006)

- between -

ENQUEST PLC

- and -

THE SCHEME CREDITORS

(as defined herein)

1.                                          DEFINITION AND INTERPRETATION

1.1                                   In the Scheme, the following expressions shall, unless the context otherwise requires, have the following meanings:

Account Holder Letter	a High Yield Notes Account Holder Letter or a Retail Notes Account Holder Letter;

Admission	London Admission and Stockholm Admission;

Admission and Disclosure Standards

the requirements contained in the publication ‘‘Admission and Disclosure Standards’’ dated April 2016 containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s main market for listing;

Amended Retail Notes

the Retail Notes as amended by the Scheme, the terms of which are set out in schedule 1 (Terms and Conditions of the Notes) and schedule 2 (Amended and Restated Final Terms of the Retail Notes) of the Retail Notes Supplemental Trust Deed;

Allowed Proceedings

any Proceedings by a Scheme Creditor in respect of a failure by any person to comply with the terms of, or perform its obligation(s) under, this Scheme, provided that:

(i) such Proceedings shall not be Allowed Proceedings where the performance of the relevant obligation(s) would give rise to a breach of any applicable law or regulation;

(ii) such Proceedings may only be brought against the specific person who fails to comply with the terms of, or perform its obligations under, this Scheme and any Proceedings sought to be brought against any other party shall not be Allowed Proceedings; and

(iii) no Proceedings may be brought against any Trustee in relation to its actions and role in the Restructuring and any Proceedings sought to be brought against any Trustee in relation to its actions and role in the Restructuring shall not be Allowed Proceedings (other than by reason of gross negligence, fraud, or wilful default of the relevant Trustee, which, for the avoidance of doubt, will not be the case if the relevant Trustee acts in accordance with the steps and instructions contemplated in this Scheme);

Applicable Procedures	with respect to any transfer of beneficial interests in the High Yield Notes, the rules and procedures of the relevant Clearing System(s) that apply to such transfer;

Book Entry Interest	a beneficial interest in a Global Note (as defined in the High Yield Notes Indenture) by or through a Participant (as defined in the High Yield Notes Indenture);

Business Day	a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York;

CDIs	dematerialised, depositary interests in the Retail Notes issued, held, settled and transferred through CREST;

Chapter 15	chapter 15 of title 11 of the US Code, 11 U.S.C. §§ 101-1532;

Chapter 15 Filing	a petition filed for recognition of the Scheme under Chapter 15;

Chapter 15 Hearing	the hearing before the United States Bankruptcy Court to obtain recognition of the Scheme pursuant to the Chapter 15 Filing;

Chapter 15 Recognition	the entry of an order by the United States Bankruptcy Court granting recognition of the Scheme under Chapter 15;

Chapter 15 Representative	a representative appointed by the Company as its ‘foreign representative’ for the purpose of recognition proceedings under Chapter 15;

Clearing System(s)

(i) in the case of the High Yield Notes, DTC, Euroclear and Clearstream, Luxembourg; and

(ii) in the case of the Retail Notes, Euroclear and Clearstream, Luxembourg,

and, in each case, each of their respective nominees and successors, acting through itself or a Depositary and any other system designed for similar or analogous proceedings;

Clearstream, Luxembourg	Clearstream Banking, société anonyme;

Companies Act	the Companies Act 2006, as modified, amended or re-enacted from time to time;

Company	the public limited company named EnQuest plc with company number 07140891 and with registered office address at 5th Floor Cunard House, 15 Regent Street, London, SW1Y 4LR;

Court	the High Court of Justice of England and Wales;

CREST	the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the CREST Regulations);

CREST Regulations

the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (S.I. No. 68/1996 and the Uncertificated Securities Regulations 2001 (S.I. No. 2001/3755), including any modifications thereon or any regulations in substitution therefor and for the time being in force;

Deeds of Release	the High Yield Notes Deed of Release and the Retail

Notes Deed of Release;

Depositaries	the High Yield Notes Registered Holder and the Retail Notes Depositary and each, a “Depositary”;

Directors	the executive and non-executive directors of the Company;

Disqualified Person

a person who is a citizen of, or domiciled or resident in, or subject to the laws of, any jurisdiction outside the United Kingdom and where the offer to issue to, or subscription by, such person of New High Yield Notes is prohibited by law or would, or would be likely to, result in the Company being required to comply with any filing, registration, disclosure or other onerous (as may be decided by the Directors in their sole discretion) requirement in such jurisdiction;

DTC	The Depository Trust Company;

DTC Instruction	has the meaning given to it in clause 4.1(a)(ii) of the Scheme;

EU	the European Union;

Euroclear	Euroclear Bank S.A./N.V.;

Existing Agent

any of:

(i) in respect of the High Yield Notes, the High Yield Notes Trustee and the Principal Paying Agent, London Paying Agent, Transfer Agent and Registrar (each as defined in the High Yield Notes Indenture); and

(ii) in respect of the Retail Notes, the Retail Notes Trustee and the Issuing and Paying Agent, Paying Agent, Transfer Agent, Calculation Agent and Registrar (each as defined in the Retail Notes Trust Deed);

Existing RCF

the up to $1,700,000,000 senior secured revolving credit facility agreement between, amongst others, the Company as an “Original Borrower” and BNP Paribas as “Facility Agent” dated 6 March 2012 as amended from time to time;

Explanatory Statement	the explanatory statement dated 25 October 2016 required to be provided to the Scheme Creditors pursuant to section 897 of the Companies Act;

FCA	the Financial Conduct Authority in its capacity as the competent authority under Part VI of FSMA;

FSMA	the Financial Services and Markets Act 2000, as modified, amended or re-enacted from time to time;

Group	the Company and its directly and indirectly held subsidiaries;

Guarantors	EnQuest Britain Limited, EnQuest ENS Limited, EnQuest Global Limited, EnQuest Heather Leasing Limited, EnQuest Heather Limited, EnQuest NWO Limited and EQ Petroleum Sabah Limited;

Hedging Banks	the “Hedging Banks” as defined in the Existing RCF;

High Yield Noteholder	a person with a Book Entry Interest in the High Yield Notes at the Record Time;

High Yield Notes

the US$650 million 7 per cent. senior notes due 15 April 2022 issued by the Company, with the following identification numbers:

(i) in respect of the Rule 144A global notes: ISIN: US29357JAA43, CUSIP: 29357JAA4; and

(ii) in respect of the Regulation S global notes: ISIN: USG315APAB40, CUSIP: G315APAB4;

High Yield Notes Account Holder Letter

the account holder letter substantially in the form set out in appendix 3 (Form of High Yield Notes Account Holder Letter) to the Explanatory Statement or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by High Yield Noteholders in the Scheme;

High Yield Notes Deed of Release	the deed of release and waiver, in substantially the form set out in appendix 5 (Form of High Yield Notes Deed of Release) to this Scheme;

High Yield Notes Global Notes	each of the global notes representing the High Yield Notes;

High Yield Notes Indenture	the indenture dated 9 April 2014 between, among others, the Company as issuer and the High Yield Notes Trustee, governing the High Yield Notes;

High Yield Notes Registered Holder	DTC;

High Yield Notes Registered Holder Nominee	Cede & Co as nominee for the High Yield Notes Registered Holder;

High Yield Notes Scheme Claim

any claim in respect of any Liability of the Company to any person arising out of:

(i) an interest in the High Yield Notes; and

(ii) the High Yield Notes Indenture,

in each case, arising on or before the Record Time or which may arise after the Record Time as a result of an obligation or Liability of the Company incurred or as a result of an event occurring or an act done on or before the Record Time (including, for the avoidance of doubt, the October Interest Payment and any other interest accruing on such claims up to the Restructuring Effective Date), excluding any Liability of the Company to the High Yield Notes Trustee other than in respect of the covenants to repay principal and interest on the High Yield Notes pursuant to the

High Yield Notes Indenture;

High Yield Notes Scheme Creditors

(i) the High Yield Notes Trustee;

(ii) the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global Notes;

(iii) the High Yield Notes Registered Holder Nominee, as nominee for the High Yield Notes Registered Holder; and

(iv) the High Yield Noteholders, as contingent creditors;

High Yield Notes Scheme Default

any “Default” (as such term is defined in the High Yield Notes Indenture) continuing under the High Yield Notes Indenture immediately prior to the Restructuring Effective Date which is either subject of a waiver or which is caused by, or is a consequence of cancelling the High Yield Notes, issuing the New High Yield Notes and/or this Scheme and/or the Restructuring and/or the implementation and/or any steps taken in relation thereto (whether occurring before, on or after the Restructuring Effective Date);

High Yield Notes Scheme Entitlement

the entitlement of each High Yield Noteholder to be issued New High Yield Notes in proportion to its interest in the High Yield Notes (including the October Interest Payment and any accrued but unpaid interest up to the Restructuring Effective Date) pursuant to the Scheme on or about the Restructuring Effective Date;

High Yield Notes Trustee	Deutsche Trustee Company Limited in its capacity as trustee under the High Yield Notes Indenture and any successor appointed pursuant the High Yield Notes Indenture;

Holding Period	has the meaning given to it in clause 7.1(c) of the Scheme;

Holding Period Trustee

the company holding Trust Securities on behalf of the relevant High Yield Noteholders and, for the avoidance of doubt, without any discretion to exercise any of the voting rights in respect of such Trust Securities during the Holding Period, or any additional or replacement trustee in respect of such Trust Securities appointed from time to time in accordance with clause 7.1 of the Scheme;

Information Agent	Lucid Issuer Services Limited;

Liability

any debt, liability or obligation of a person whether it is present, future, prospective or contingent, whether or not it is fixed or undetermined, whether or not it involves the payment of money or performance of an act or obligation and whether it arises at common law, in equity or by statute, in England and Wales or any other jurisdiction, or in any manner whatsoever;

Listing Rules	the listing rules made by the FCA under Part VI of FSMA, as amended from time to time;

Lock-up Agreement

the agreement between, among others, the Company, and certain High Yield Noteholders, pursuant to which the parties agreed, among other things and subject to certain conditions, to consummate the Restructuring;

London Admission

admission of the New Ordinary Shares: (i) to the premium segment of the official list (maintained by the FCA in accordance with section 74(1) FSMA), in accordance with the Listing Rules; and (ii) to trading on the London Stock Exchange’s main market for listed securities, and any reference to London Admission becoming ‘‘effective’’ is to be construed in accordance with paragraph LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards;

London Stock Exchange	London Stock Exchange plc;

Longstop Date	2 December 2016 (or such later date as may be agreed in accordance with the terms of the Lock-up Agreement);

Majority Participating Noteholders	has the meaning given to it in paragraph 1.23(c) of part 2 (Overview of the Scheme), section 1 (Scheme of arrangement overview) of the Explanatory Statement;

NASDAQ Stockholm	NASDAQ Stockholm AB’s main market;

New Administrative Parties	the Existing Agents (other than the High Yield Notes Trustee), the New High Yield Notes Trustee and any other party to any Scheme Restructuring Document;

New High Yield Noteholders	a person with a Book Entry Interest in the New High Yield Notes from time to time;

New High Yield Notes

the 7 per cent. PIK toggle senior notes with a scheduled maturity in 2022 to be issued by the Company to High Yield Noteholders in exchange for the release in full of such High Yield Noteholder’s High Yield Notes Scheme Claims pursuant to clause 4.1 of the Scheme and to be governed by the New High Yield Notes Indenture;

New High Yield Notes Global Note	the global note representing the New High Yield Notes substantially in the form set out in schedule 1 to the New High Yield Notes Indenture;

New High Yield Notes Indenture

the indenture to be entered into on or about the Scheme Effective Date between, among others, the Company as issuer and the New High Yield Notes Trustee, governing the New High Yield Notes, in a form substantially as set out in appendix 1 (Form of New High Yield Notes Indenture) to the Scheme;

New High Yield Notes Trustee	Deutsche Bank Trust Company Americas;

New Ordinary Shares	the new ordinary shares to be issued by the Company pursuant to the Placing and Open Offer;

Nominated Recipient	a person nominated by a High Yield Noteholder to receive its High Yield Notes Scheme Consideration on or prior to the Voting Instruction Deadline;

Noteholders	the High Yield Noteholders and the Retail Noteholders;

Notes	the High Yield Notes and the Retail Notes;

NSPCC	the National Society for the Prevention of Cruelty to Children charity, registered charity number 216401 (and SC037717, in Scotland)

October Interest Payment	the US$22.75 million interest payment under the High Yield Notes due on 17 October 2016;

Open Market

to the extent that New High Yield Notes are sold, the sale of such New High Yield Notes to a third party, or in the event that the Holding Period Trustee has used all reasonable endeavours and is not able to sell the New High Yield Notes to a third party, the gift to such New High Yield Notes to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit;

Open Offer	the offer to qualifying holders of existing Ordinary Shares, constituting an invitation to apply for the Open Offer Shares on the terms and subject to the conditions set out in the Prospectus;

Open Offer Shares	New Ordinary Shares to be offered to: (i) holders of existing Ordinary Shares of the Company, pursuant to the Open Offer; and (ii) Placees, pursuant to the Placing;

Ordinary Shares	the ordinary shares of 5 pence each in the capital of the Company;

PIK	payment in kind;

Placee

any person who has agreed or shall agree to subscribe for Open Offer Shares pursuant to the Placing subject to clawback to satisfy valid applications by holders of existing Ordinary Shares in the Company pursuant to the Open Offer;

Placing	the conditional placing of the Open Offer Shares with Placees, subject to clawback to satisfy valid applications by holders of existing Ordinary Shares;

Placing and Open Offer	the Placing and the Open Offer;

Proceedings

any process, action or other legal proceedings (including, without limitation, any demand, arbitration, alternative dispute resolution, judicial review, adjudication, execution, seizure, distraint, forfeiture, re-entry, lien, enforcement of judgment or enforcement of any security) in any jurisdiction whatsoever;

Proposed RCF Amendments	the amendments detailed in paragraph 5.4(d) of part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of the Explanatory Statement;

Prospectus	the prospectus published by the Company on 14 October 2016 setting out the terms and conditions of the Open Offer;

Prospectus Directive	the EU Prospectus Directive (Directive 2003/71/EU and amendments thereto, including Directive 2010/73/EU);

Record Time	5.00 p.m. (New York time) on 10 November 2016;

Registrar of Companies	the Registrar of Companies of England and Wales;

Restructuring	the restructuring of the Company as described in part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of the Explanatory Statement;

Restructuring Effective Date	the date on which each of the Scheme Conditions has been satisfied;

Retail Noteholder

each beneficial owner of Retail Notes holding such Retails Notes in account(s) in the name of any Retail Notes Account Holder acting on the beneficial owner’s behalf as at the Record Time and, without double counting, any such Retail Notes Account Holder;

Retail Notes	the £155 million 5.50 per cent. notes due 15 February 2022 issued by the Company under its £500,000,000 Euro medium term note programme, (ISIN XS0880578728; Common Code: 088057872);

Retail Notes Account Holder	any person recorded directly in the records of Euroclear or Clearstream, Luxembourg as a holder of the Retail Notes either for its own account or on behalf of its client;

Retail Notes Account Holder Letter

the account holder letter substantially in the form set out in appendix 4 (Form of Retail Notes Account Holder Letter) to the Explanatory Statement or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by Retail Noteholders in the Scheme;

Retail Notes Amendments

the amendments to the terms and conditions governing the retail notes to be effected pursuant to the Scheme, as set out in schedule 1 (Amended and Restated Terms and Conditions of the Retail Notes) and schedule 2 (Amended and Restated Final Terms of Tranche 1 of the Retail Notes) of the Retail Notes Supplemental Trust Deed;

Retail Notes Deed of Release	the deed of release and waiver, in substantially the form set out in appendix 6 (Form of Retail Notes Deed of Release) to this Scheme;

Retail Notes Depositary	Société Générale Bank and Trust as the common depositary for Euroclear and Clearstream,

Luxembourg;

Retail Notes Global Certificate	the global registered certificate representing the Retail Notes held by the Retail Notes Depositary;

Retail Notes Released Parties	the Released Parties as defined in the Retail Notes Deed of Release;

Retail Notes Scheme Claim

any claim in respect of any Liability of the Company to any person arising out of:

(i) an interest in the Retail Notes; and

(ii) the Retail Notes Trust Deed,

in each case, arising on or before the Record Time or which may arise after the Record Time as a result of an obligation or Liability of the Company incurred or as a result of an event occurring or an act done on or before the Record Time, excluding: (A) the Company’s Liabilities in respect of the covenant to repay principal and to pay interest arising out of the Retail Notes Trust Deed and/or the Retail Notes and the Guarantors’ obligations as surety in respect of such Liabilities; and (B) any Liability of the Company to the Retail Notes Trustee in its personal capacity;

Retail Notes Scheme Creditors

(i) the Retail Notes Trustee;

(ii) the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

(iii) the Retail Noteholders, as contingent creditors; and

(iv) Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs;

Retail Notes Scheme Default

any “Event of Default” (as such term is defined in the Retail Notes Trust Deed (before and as amended pursuant to the Retail Notes Amendments)) continuing under the Retail Notes or the Amended Retail Notes (as applicable) which is either subject of a waiver or which is caused by, or is a consequence of the making of the Retail Notes Amendments and/or this Scheme and/or the Restructuring and/or the implementation and/or any steps taken in relation thereto (whether occurring before, on or after the Restructuring Effective Date);

Retail Notes Scheme Entitlement	the entitlement of each Retail Noteholder to the benefit of the Retail Notes Amendments, effected by the Retail Notes Supplemental Trust Deed;

Retail Notes Supplemental Trust Deed	a supplemental deed to the Retail Notes Trust Deed in a form substantially as set out in appendix 4 (Form of Retail Notes Supplemental Trust Deed) to the

Scheme;

Retail Notes Trust Deed

the trust deed dated 24 January 2013 between, among others, the Company as issuer and the Retail Notes Trustee, pursuant to which the Retail Notes were issued, as amended, novated, supplemented, extended and/or restated from time to time;

Retail Notes Trustee	U.S. Bank Trustees Limited in its capacity as trustee under the Retail Notes Trust Deed and any successor appointed pursuant the Retail Notes Trust Deed;

RNS	the Regulatory News Service of the London Stock Exchange;

Scheme	this scheme of arrangement under Part 26 of the Companies Act between the Company and the Scheme Creditors;

Scheme Claim	a High Yield Notes Scheme Claim or a Retail Notes Scheme Claim;

Scheme Conditions

(i) Chapter 15 Recognition being granted;

(ii) the Placing and Open Offer becoming unconditional and Admission having occurred;

(iii) save for any condition in respect of: (A) the Scheme; (B) Admission; and (C) the renewal of the Surety Bond Facilities, there are no further conditions required to be satisfied in order for the Proposed RCF Amendments to become effective; and

(iv) save for any condition in respect of: (A) the Scheme; (B) Admission; (C) the Proposed RCF Amendments; (D) any letter of commitment to renew any other existing Surety Bond Facility by any other Surety Bond Provider becoming unconditional; (E) there being no outstanding event of default in connection with the Existing RCF, the New High Yield Notes or the Amended Retail Notes on the date that the written request for renewal is provided in respect of each Surety Bond Facility and at 5.30 p.m. on 31 December 2016; (F) each Surety Bond Facility being renewed on its same terms as at the date of the relevant renewal commitment letter save in accordance with the terms of the relevant renewal commitment letter; and (G) there being no insolvency of the Company or EnQuest Heather Limited on or before 5.30 p.m. on 31 December 2016, there being no further conditions required to be satisfied in order for the Surety Bond Providers to be obliged to renew the existing Surety Bond Facilities for one year from 31 December 2016 under any renewal commitment letter;

Scheme Consideration	the High Yield Notes Scheme Entitlements and the Retail Notes Scheme Entitlements;

Scheme Creditor	(i) the High Yield Notes Trustee; (ii) the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global

Notes;

(iii) the High Yield Notes Registered Holder Nominee, as the nominee for the High Yield Notes Registered Holder;

(iv) the High Yield Noteholders, as contingent creditors;

(v) the Retail Notes Trustee;

(vi) the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

(vii) the Retail Noteholders, as contingent creditors; and

(viii) Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs;

Scheme Default	a High Yield Notes Scheme Default or a Retail Notes Scheme Default, as applicable;

Scheme Effective Date	the date on which an office copy of the Scheme Sanction Order has been delivered to the Registrar of Companies;

Scheme Meeting

the meeting of the Scheme Creditors convened in accordance with the permission of the Court pursuant to section 896 of the Companies Act to consider, and if thought fit, to approve the Scheme, including any adjournment thereof;

Scheme Restructuring Documents

(i) the New High Yield Notes Indenture;

(ii) the New High Yield Notes Global Note;

(iii) the Subordination Agreement Accession Deed;

(iv) the Retail Notes Supplemental Trust Deed;

(v) the Deeds of Release; and

(vi) any other document, agreement, deed, certificate, notice or form that are necessary or desirable to give effect to any and all of the documents, agreements, deeds, certificates, notices or forms referred to above and/or the Scheme;

Scheme Restructuring Steps	has the meaning given to it in clause 3.1 of this Scheme;

Scheme Sanction Date	the date on which the Scheme Sanction Order is granted;

Scheme Sanction Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

Scheme Website	www.lucid-is.com/enquest, which has been set up by the Information Agent;

Stockholm Admission

the secondary listing of the New Ordinary Shares on NASDAQ Stockholm in accordance with the “NASDAQ Stockholm Rule Book for Issuers” and the admission of such share capital to trading on NASDAQ Stockholm;

Subordination Agreement

the guarantee subordination agreement dated 9 April 2014 between, amongst others, the Company and BNP Paribas (as senior facility agent and security trustee) as amended, novated, supplemented, extended, and/or restated from time to time and as set out in appendix 2 (Subordination Agreement and Amendment Agreement to the Subordination Agreement) to this Scheme;

Subordination Agreement Accession Deed

the accession deed pursuant to which the New High Yield Notes Trustee will accede to the Subordination Agreement as a “Notes Trustee” substantially as set out in appendix 3 (Form of Subordination Agreement Accession Deed) to this Scheme;

Surety Bond Facilities	the surety bond agreements entered into between the Surety Bond Providers and the Company and renewed from time to time;

Surety Bond Providers	HCC International Insurance Company PLC and Liberty Mutual Insurance Europe;

Trustees	the High Yield Notes Trustee and the Retail Notes Trustee;

Trust Securities	has the meaning given to it in clause 7.1(c) of this Scheme;

UK	the United Kingdom;

Undertaking Transaction Parties	the Holding Period Trustee, the Information Agent and the New Administrative Parties;

United States Bankruptcy Court	the United States Bankruptcy Court for the Southern District of New York or other appropriate forum in a case filed under Chapter 15;

US Code	the United States Code, being a consolidation and codification by subject matter of the general and permanent laws of the United States of America;

Voting Instruction Deadline	5.00 p.m. (London time) on 10 November 2016; and

1.2                                   In the Scheme, unless the context otherwise requires or otherwise expressly provides for:

(a)                           references to “clauses”, “appendices” and “recitals” are references to the clauses, appendices and recitals respectively of the Scheme;

(b)                           references to a “person” include references to an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

(c)                            references to a “statute” or “statutory provision” include the same as subsequently modified, amended or reenacted from time to time;

(d)                           references to an agreement include the same as subsequently amended, novated, supplemented, extended and/or restated from time to time;

(e)                            the singular includes the plural and vice versa and words importing one gender shall include all genders;

(f)                             references to “includes” and “including” shall mean including without limitation;

(g)                            headings are for ease of reference only and shall not affect the interpretation of the Scheme;

(h)                           any obligation or liability of a Scheme Creditor shall apply to its successors, transferees and assigns;

(i)                               to the extent that there is any conflict or inconsistency between the terms of the Scheme and the Explanatory Statement, the terms of the Scheme shall prevail; and

(j)                              unless otherwise stated, all references to dates and time in the Scheme shall be to dates and time in London, United Kingdom.

2.                                          EFFECTIVE DATE

2.1                                   The Scheme will come into full force and effect in accordance with its terms on the Restructuring Effective Date.

2.2                                   The compromise and arrangement effected by the Scheme shall apply to all Scheme Claims and shall be binding on the Company and all Scheme Creditors.

2.3                                   If the Restructuring Effective Date does not occur on or before the Longstop Date, the terms of, and obligations on the parties under or pursuant to, this Scheme shall lapse and all the compromises and arrangements provided by this Scheme shall have no effect.

3.                                          RESTRUCTURING STEPS UNDER THE SCHEME

3.1                                   The following steps (the “Scheme Restructuring Steps”) will occur and take effect in the following order:

(a)                           Step 1:  on or as soon as reasonably practicable after the Court has made the Scheme Sanction Order:

(i)                               the Company shall file the Scheme Sanction Order with the Registrar of Companies; and

(ii)        to the extent authorised by clause 5 (Grant of Authority to Execute the Scheme Restructuring Documents) of the Scheme, (a) the Company shall sign (or procure that the Guarantors will, where applicable, sign) or (b) the Undertaking Transaction Parties shall sign (as applicable) the Scheme Restructuring Documents to which they are party in each case, for itself and/or for and on behalf of the Scheme Creditors, as appropriate, provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date;

(b)                           Step 2: as soon as practicable after the Scheme Sanction Date, the Chapter 15 Representative shall attend the Chapter 15 Hearing before the United States Bankruptcy Court to obtain Chapter 15 Recognition on behalf of the Company; and

(c)                            Step 3: on the Restructuring Effective Date, in accordance with the provisions of clause 4 (the Scheme) and the Scheme Restructuring Documents:

(i)         all of the right, title and interest of the High Yield Notes Scheme Creditors in the High Yield Notes Scheme Claims (including any beneficial interest as principal in the High Yield Notes) shall be satisfied, waived and released fully and absolutely, in each case so as to bind, amongst others, the High Yield Notes Trustee, the High Yield Noteholders and any person who acquires any interest in or arising out of a High Yield Notes Scheme Claim after the Record Time;

(ii)        in consideration for the cancellation, satisfaction and release referred to in clause 3.1(c)(i) above and the release referred to in clause 4.5 (Deeds of Release) below, on or as soon as practicable after the Restructuring Effective Date, the Company shall issue the New High Yield Notes to the High Yield Noteholders in proportion to their interests in the High Yield Notes Scheme Claims which were satisfied, waived and released pursuant to clause 3.1(c)(i) above;

(iii)       all of the right, title and interest of the Retail Notes Scheme Creditors in the Retail Notes Scheme Claims shall be satisfied, waived and released fully and absolutely, in each case so as to bind, amongst others, the Retail Notes Trustee, the Retail Noteholders and any person who acquires any interest in or arising out of a Retail Notes Scheme Claim after the Record Time; and

(iv)       in consideration for the satisfaction, waiver and release referred to in clause 3.1(c)(iii) above and clause 4.5 (Deeds of Release) below, the Company shall (and shall procure that the Guarantors will) give effect to the Retail Notes Amendments by, on or as soon as practicable after the Scheme Sanction Date, executing the Retail Notes Supplemental Trust Deed in accordance with clause 3.1(a)(ii) above, which shall become effective in accordance with its terms on the Restructuring Effective Date.

3.2                                   As soon as reasonably practicable after determining that the Scheme Conditions have been satisfied and that the Restructuring Effective Date has occurred, the Company shall notify the Noteholders and the Trustees by the issue of an announcement through the Clearing Systems, on the Scheme Website at www.lucid-is.com/enquest, on the London Stock Exchange’s RNS and through the Luxembourg Stock Exchange.

3.3                                   In the event that a Scheme Restructuring Step does not occur:

(a)                           all other Scheme Restructuring Steps shall (to the extent permissible by law) not occur or will be deemed not to have occurred (unless such Scheme Restructuring Step is waived by the relevant persons);

(b)                           any actions taken under or pursuant to this clause 3 (Restructuring Steps under the Scheme) of the Scheme shall (to the extent permissible by law) have no valid or binding legal effect; and

(c)                            the Company shall notify the Noteholders and the Trustees by the issue of an announcement through the Clearing System(s), on the Scheme Website at www.lucid-is.com/enquest, on the London Stock Exchange’s RNS and through the Luxembourg Stock Exchange as soon as reasonably practicable after determining the same.

4.                                          THE SCHEME

4.1                                   Exchange of High Yield Notes for New High Yield Notes

(a)                           On the Restructuring Effective Date, subject to the other provisions of the Scheme:

(i)                               the Company shall on behalf of each High Yield Noteholder pursuant to the authority granted under clause 5.1(a)(iii) (The Company) execute and deliver a written order (the “DTC Instruction”) in accordance with Applicable Procedures to direct the High Yield Notes Registered Holder to cancel the High Yield Notes; and

(ii)                            the High Yield Notes shall be cancelled.

(b)                           On the Restructuring Effective Date, subject to the other provisions of the Scheme and the execution of the New High Yield Notes Indenture and the Subordination Agreement Accession Deed, each High Yield Noteholder shall be entitled to:

(i)                               its rights and benefits under the Scheme Restructuring Documents to the extent that they relate to such High Yield Noteholder’s High Yield Notes Scheme Claims; and

(ii)                            its High Yield Notes Scheme Entitlement in accordance with the provisions of this clause 4.1 (Exchange of High Yield Notes for New High Yield Notes) and clause 3.1(c)(ii) (Restructuring Steps under the Scheme) of the Scheme to the extent that the relevant High Yield Noteholder is not a Disqualified Person and a High Yield Notes Account Holder Letter has been duly completed on its behalf and is received by the Information Agent:

(A)                        prior to the Voting Instruction Deadline, as soon as practicable following the Restructuring Effective Date; and

(B)                        at any time after the Voting Instruction Deadline, but before the expiration of the Holding Period, within ten Business Days of the date on which the Information Agent receives such duly completed and valid High Yield Notes Account Holder Letter (but not before the Restructuring Effective Date).

(c)                            To the extent that:

(i)         High Yield Notes Account Holder Letter has not been been duly completed on behalf of any High Yield Noteholder and received by the Information Agent; or

(ii)        the relevant High Yield Noteholder is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive; and/or

(iii)       the relevant High Yield Noteholder is a Disqualified Person,

the relevant High Yield Notes Scheme Entitlement will be issued to the Holding Period Trustee in accordance with the provisions of clauses 7.1(c) to 7.1(f) (Scheme Consideration).

4.2                                   Amendment of Retail Notes

On the Restructuring Effective Date, subject to the other provisions of the Scheme and the execution of the Retail Notes Supplemental Trust Deed, each Retail Noteholder shall be entitled to:

(a)                           its rights and benefits under the Scheme Restructuring Documents; and

(b)                           its Retail Notes Scheme Entitlement in accordance with the provisions of this clause 4.2 (Amendment of Retail Notes) and clause 3.1(c)(iv) (Restructuring Steps under the Scheme) of the Scheme to the extent that they relate to such Retail Noteholder’s Retail Notes Scheme Claims.

4.3                                   Provision of Information

(a)                           The Account Holder Letters submitted by or on behalf of the Noteholders shall be submitted in accordance with the instructions set out in the relevant Account Holder Letter and shall provide the Company and the Information Agent with such information as may be reasonably required to enable the Scheme Consideration to be issued.

(b)                           If the Information Agent refuses to accept any Account Holder Letter, it shall promptly prepare a written statement or electronic mail of its reasons for doing so and send that statement to the party that provided such Account Holder Letter.

4.4                                   Obligations of Company

The:

(a)                           execution and delivery of the DTC Instruction pursuant to clause 4.1(a) (Exchange of High Yield Notes for New High Yield Notes);

(b)                           execution of the New High Yield Notes Indenture by the Company (and the procurement by the Company of the execution of the New High Yield Notes Indenture by the Guarantors), pursuant to clause 3.1(a)(ii) (Restructuring Steps under the Scheme);

(c)                            execution of the Retail Notes Supplemental Trust Deed by the Company (and the procurement by the Company of the execution of the Retail Notes Supplemental Trust Deed by the Guarantors), on its own behalf pursuant to clause 3.1(a)(ii) (Restructuring Steps under the Scheme); and

(d)                           execution of the other Scheme Restructuring Documents by the Company on its own behalf and/or on behalf of the Scheme Creditors, as appropriate, pursuant to clause 3.1(a)(ii) (Restructuring Steps under the Scheme), in each case pursuant to the authority granted under clause 5.1(a) (The Company) as applicable, shall satisfy all of the Company’s obligations to the Scheme Creditors under this Scheme.

4.5                                   Deeds of Release

As soon as possible after the Scheme Sanction Date, each Scheme Creditor hereby irrevocably authorises and instructs the Company (acting by its Directors, officers or other duly appointed representatives) on its own behalf and on behalf of the Scheme Creditors under the authority granted in clause 5.1(a)(i) (The Company) of the Scheme to enter into, execute and deliver as a deed (or otherwise), the Deeds of Release, which shall become effective and unconditionally and irrevocably binding upon all Scheme Creditors (and any person who acquires any interest in a Scheme Claim after the Record Time) on the Restructuring Effective Date.

5.                                          GRANT OF AUTHORITY TO EXECUTE THE SCHEME RESTRUCTURING DOCUMENTS

5.1                                   The Company

(a)                           Each Scheme Creditor hereby irrevocably authorises and instructs the Company (acting by its Directors, officers or other duly appointed representatives) as its agent and attorney (or as agent and attorney of any person to whom a Scheme Creditor has assigned or transferred any of its Scheme Claims where such transfers are recognised by the Scheme Company in accordance with clause 7.2 (Assignments or Transfers) of the Scheme) to:

(i)         on or as soon as practicable after the Scheme Sanction Date, enter into, execute and deliver (whether as a deed or otherwise) for and on behalf of each Scheme Creditor each of the Scheme Restructuring Documents to which is it expressed to be a party, provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date;

(ii)        procure that, on or as soon as practicable after the Scheme Sanction Date, each Guarantor enters into, executes and delivers (whether as a deed or otherwise) for and on behalf of each Scheme Creditor each of the Scheme Restructuring Documents to which it is expressed to be a party, provided that the Scheme Restructuring Documents shall only become effective in accordance with their terms on the Restructuring Effective Date; and

(iii)       on the Restructuring Effective Date, for and on behalf of each Scheme Creditor:

(A)                        execute and deliver the DTC Instruction; and

(B)                        enter into, execute and deliver and do all such documents, deeds, instruments, acts and things as may be necessary or appropriate in the sole and absolute discretion of the Company to release and/or otherwise give effect to the Scheme and/or the Scheme Restructuring Documents.

(b)                           The authorities granted in clause 5.1(a) (The Company) above shall be treated, without limitation, as having been granted by deed.

5.2                                   Undertaking Transaction Parties

Each Scheme Creditor hereby irrevocably authorises and instructs each of the Undertaking Transaction Parties to:

(a)                           as soon as practicable after the Scheme Sanction Date, execute and deliver (whether as a deed or otherwise) for and on behalf of each Scheme Creditor (and each other party which it is expressed therein to act for and on behalf of), the Scheme Restructuring Documents to which it is expressed to be a party; and

(b)                           take all steps and do all other things necessary or desirable to give effect to the Restructuring, without limitation to the generality of the foregoing,

provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date.

5.3                                   General

(a)                           All Scheme Restructuring Documents to be executed pursuant to the authorities granted in this clause 5 (Grant of Authority to Execute the Scheme Restructuring Documents) shall be substantially in the form appended to the Scheme, notwithstanding the completion of any blanks and the making of other formal, minor or technical amendments to those documents and subject always to any modification of or additions to the Scheme and/or the Scheme Restructuring Documents the Court might think fit to approve or impose and agreed to by the Company which would not directly or indirectly have a material adverse effect on the interests of the Scheme Creditors or the Company under the Scheme and which are otherwise necessary or desirable for the purpose of implementing the Restructuring.

(b)                           Nothing in this Scheme shall prevent the modification of any Scheme Restructuring Documents in accordance with their respective terms.

6.                                          UNDERTAKINGS FROM SCHEME CREDITORS

6.1                                   Each Scheme Creditor hereby:

(a)                           irrevocably ratifies and confirms everything that the Company, each Guarantor and their respective directors, officers or other duly appointed representatives and the Undertaking Transaction Parties may lawfully do or cause to be done or purport to do pursuant to the Scheme;

(b)                           in the case of each High Yield Notes Scheme Creditor, acknowledges that their right to receive the benefit of the New High Yield Notes in accordance with clause 4.1 (Exchange of High Yield Notes for New High Yield Notes) and their rights under the relevant Scheme Restructuring Documents is accepted in full and final settlement of all High Yield Notes Scheme Claims, including those satisfied, waived and released pursuant to clause 3.1(c) (Restructuring Steps under the Scheme);

(c)                            in the case of each Retail Notes Scheme Creditor, acknowledges that their right to receive the benefit of the Retail Notes Amendments in accordance with Clause 4.2 (Amendment of Retail Notes) and their rights under the relevant Scheme Restructuring Documents is accepted in full and final settlement of all Retail Notes Scheme Claims, including those satisfied, waived and released pursuant to clause 3.1(c) (Restructuring Steps under the Scheme);

(d)                           undertakes to the Company, the Existing Agents, and each other Scheme Creditor that it will not commence or continue any Proceedings (other than Allowed Proceedings) or instruct, direct or authorise any other person (including, without limitation, any Trustee) to commence or continue, any Proceeding (other than Allowed Proceedings) in respect of, arising from or relating to:

(i)                               a Scheme Claim;

(ii)                            the preparation, negotiation or implementation of the Scheme and/or the Restructuring; or

(iii)       the execution of the Scheme Restructuring Documents and the carrying out of the actions, steps and transactions contemplated thereby,

or otherwise to assert any such claim against the Company, the Existing Agent and each other Scheme Creditor. For the avoidance of doubt, subject to any existing contractual restrictions, a Scheme Creditor may commence an Allowed Proceeding against the Company after the Restructuring Effective Date provided that it has first given the Company at least ten Business Days’ prior written notice of its intention to do so;

(e)                            undertakes to the Company, the Guarantors and their respective Directors, officers and other duly appointed representatives and the Undertaking Transaction Parties to treat all Scheme Claims as having been released fully and absolutely and, in the case of the High Yield Notes, as having been cancelled, pursuant to clause 4.5 (Deeds of Release) and the authority granted under clause 5.1(a)(i) (The Company) and clause 5.2 (Undertaking Transaction Parties) of the Scheme; and

(f)                             undertakes to the Company and its Directors, officers and other duly appointed representatives to take all such actions as may be reasonably required to implement the Scheme and the Restructuring.

6.2                                   For the avoidance of doubt, the Scheme Creditors hereby acknowledge and agree that from the Restructuring Effective Date:

(a)                           each and every Scheme Default shall be hereby fully and finally waived;

(b)                           each and every right of any Scheme Creditor to take any action in respect of a Scheme Default shall be fully and finally released; and

(c)                            any actions taken by the Company, a Guarantor or any other member of the Group in connection with the Restructuring, this Scheme and/or the Scheme Restructuring Documents shall not constitute a breach of, or an event of default under, the High Yield Notes, the High Yield Notes Indenture, the New High Yield Notes Indenture, the Retail Notes or the Retail Notes Trust Deed (before and as amended pursuant to the Retail Notes Amendments).

6.3                                   The releases and waivers effected by the terms of this clause 6.1 (Undertakings from Scheme Creditors) of this Scheme shall not extend to:

(a)                           any Liability arising under any Scheme Restructuring Document which may arise or accrue in relation to acts, omissions, events and/or circumstances occurring after the Restructuring Effective Date;

(b)                           any Liability arising from any fraudulent misrepresentation, fraudulent concealment or wilful misconduct on the part of any person seeing to benefit from this clause 6.3 (Undertakings from Scheme Creditors);

(c)                            any Liability of the Company and/or the Guarantors to the Trustees in their personal capacity.

7.                                          MISCELLANEOUS

7.1                                   Scheme Consideration

(a)                           Subject to the terms of the Scheme, no Scheme Creditor or other person shall have any entitlement to Scheme Consideration other than pursuant to clause 4 (The Scheme) of the Scheme.

(b)                           New High Yield Notes will not be issued to a High Yield Noteholder if:

(i)         that High Yield Noteholder is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive;

(ii)        that High Yield Noteholder is a Disqualified Person; or

(iii)       the Information Agent has not received a validly completed High Yield Notes Account Holder Letter from or on behalf of that High Yield Noteholder prior to the Voting Instruction Deadline (or as the Information Agent may decide in its absolute discretion).

(c)                            If clause 7.1(b) (Scheme Consideration) above applies, the High Yield Noteholder’s High Yield Notes Scheme Entitlement will be issued to the Holding Period Trustee who will hold the relevant New High Yield Notes (the “Trust Securities”) on trust for the relevant High Yield Noteholder for a period of twelve months after the Restructuring Effective Date (the “Holding Period”).

(d)                           If a High Yield Noteholder whose High Yield Notes Scheme Entitlement has been issued to the Holding Period Trustee under clause 7.1(b) (Scheme Consideration) above:

(i)        does not provide the Information Agent with a validly completed High Yield Notes Account Holding Letter;

(ii)       if such High Yield Noteholder is a Disqualified Person due to it not being a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive, does not provide the details of a Nominated Recipient who is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and who is not a Disqualified Person; and

(iii)      does not provide the Information Agent with a request in writing to transfer the relevant Trust Securities to it within the Holding Period,

then, upon the expiration of the Holding Period, the Holding Period Trustee will sell such Trust Securities on the Open Market and the cash proceeds of such sale (after deduction of the reasonable costs and expenses of the Holding Period Trustee incurred in respect of such sale) shall be paid to that High Yield Noteholder.  If that is not possible, then the Holding Period Trustee shall decide what to do with the net cash proceeds and shall have absolute discretion to make such decision as it thinks fit in the circumstances (including, if necessary or desirable, paying the monies into Court or gifting the same to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit).

(e)                           The Holding Period Trustee shall have the power to appoint an additional or replacement trustee over the Trust Securities at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of the Scheme.

(f)                            During the Holding Period, any High Yield Noteholder whose High Yield Notes Scheme Entitlement is held by the Holding Period Trustee may request that the Holding Period Trustee sells its Trust Securities on the Open Market.  To the extent that the Holding Period Trustee receives such a request in writing, the Holding Period Trustee will sell the Trust Securities on the Open Market and account to that High Yield Noteholder for the net sale proceeds of such sale, provided that such High Yield Noteholder has provided to the Information Agent a validly completed High Yield Notes Account Holder Letter from or on behalf of that High Yield Noteholder.

7.2            Assignments or Transfers

All Scheme Claims shall be determined as at the Record Time.  The Company shall be under no obligation to recognise any assignment or transfer of interests in the Notes after the Record Time for the purposes of the Scheme and has no obligations hereunder to any person other than the Scheme Creditors, provided that, where the Company has received from the relevant parties notice in writing of such assignment or transfer prior to the Restructuring Effective Date, the Company may, in its sole discretion and subject to the production of such other evidence in relation to such assignment or transfer as it may reasonably require and to any other terms and conditions which the Company may consider necessary or desirable, agree to recognise such assignment or transfer for the purposes of the Scheme.  Any assignee or transferee of interests in the Notes so recognised by the Company shall be bound by the terms of the Scheme as a Scheme Creditor and shall produce such evidence as the Company may reasonably require to confirm that it has agreed to be bound by the terms of the Scheme.

7.3                                   Costs

The Company (or, to the extent legally permitted, another member of the Group) shall pay in full all costs, charges, expenses and disbursements incurred by it in connection with the negotiation, preparation and implementation of the Scheme as and when they arise, including, but not limited to, the cost of holding the Scheme Meeting, obtaining the Scheme Sanction Order and the issue of any notices in respect of the Scheme.

7.4                                   Performance of obligations on dates other than a Business Day

If any obligation is to be performed under the terms of the Scheme on a date other than a Business Day, the relevant obligation shall be performed on the next Business Day.

7.5                                   Exercise of Discretion

Where, under or pursuant to any provision of the Scheme, a matter is to be determined by the Company, it shall be determined by the Directors, in their discretion in such manner as they may consider fair and reasonable.  If any difficulty shall arise in determining any such matter either generally or in any particular case or in ensuring the result described above, it shall be resolved by the Directors in such manner as they shall consider to be fair and reasonable and their decision shall, insofar as permitted by law, be final and binding on all concerned.

7.6                                   Notice

(a)                          Any notice or other written communication to be given under or in relation to the Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand, is posted on the Scheme Website or (so long as the Notes are held in global form on behalf of the relevant Clearing System(s)) delivered to the relevant Clearing System(s) (in the case of the Scheme Creditors), or is sent by email, fax or post (and by air mail where it is addressed to a different country from that in which it is posted) as follows:

(i)	in the case of a notice to be given to the Company, to:

EnQuest Plc
5th Floor
Cunard House
15 Regent Street
London SW1Y 4LR

	Telephone:	+44 (0)20 7925 4900
	Facsimile:	+44 (0)20 7925 4936
	Attention:	Amjad Bseisu, Stefan Ricketts and Jonathan Swinney
	Email:	Amjad.Bseisu@enquest.com, Stefan.Ricketts@enquest.com and Jonathan.Swinney@enquest.com with copies to:

Ashurst LLP
Broadwalk House
5 Appold Street
London EC2A 2HA
United Kingdom

	Telephone:	+44 (0)20 7638 1111
	Facsimile:	+44 (0)20 7638 1112
	Attention:	Giles Boothman and Ru-Woei Foong
	Email:	Giles.Boothman@ashurst.com and
Ru-Woei.Foong@ashurst.com

(ii)	in the case of a notice to be given to the High Yield Notes Trustee:

Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB

	Telephone:	+44 (0)20 7545 8000
	Facsimile:	+44 (0)20 7547 6149
	Email:	tss-gds.eur@db.com

(iii)	in the case of a notice to be given to the New High Yield Notes Trustee:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-1630
New York, New York 10005
USA

	Telephone:	+1 201 593 2204
	Facsimile:	+1 732 578 4635
	Attn:	Corporates Team — ENQUEST PLC 2026
	Email:	Kathryn.fischer@db.com.

with copies to:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, MS JCY03-0699
Jersey City, New Jersey 07311

	Facsimile:	+1 732 578 4635
	Attention:	Corporates Team — ENQUEST PLC 2026

(iv)	in the case of a notice to be given to a High Yield Noteholder:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-1630
New York, New York 10005
USA

	Telephone:	+1 201 593 2204
	Facsimile:	+1 732 578 4635
	Attn:	Corporates Team — ENQUEST PLC 2026
	Email:	Kathryn.fischer@db.com.

with copies to:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, MS JCY03-0699
Jersey City, New Jersey 07311

	Facsimile:	+1 732 578 4635
	Attention:	Corporates Team — ENQUEST PLC 2026

(v)	in the case of a notice to be given to the Retail Notes Trustee:

U.S. Bank Trustees Limited
Fifth Floor, Old Broad Street
London EC2N 1AR

	Telephone:	+44 (0)20 7330 2000
	Facsimile:	+44 (0)20 7365 2577
	Attn:	Relationship Management
	Email:	mbs.relationship.management@usbank.com

(vi)	in the case of a notice to be given to a Retail Noteholder:

U.S. Bank Trustees Limited
Fifth Floor, Old Broad Street
London EC2N 1AR

	Telephone:	+44 (0)20 7330 2000
	Facsimile:	+44 (0)20 7365 2577
	Attn:	Relationship Management
	Email:	mbs.relationship.management@usbank.com

(vii)	in the case of any other person, any address set forth for that person in any agreement entered into in connection with the Scheme.

(b)                          Any notice or other written communication to be given under the Scheme shall be deemed to have been served:

(i)                           if delivered by hand, on the first Business Day following delivery;

(ii)                        if sent by fax, email or electronically (including by way of posting on the Scheme Website or delivering to a Clearing System (in the case of the Scheme Creditors), on the Business Day it is sent or posted; and

(iii)                     if sent by post, on the second Business Day after posting if the recipient is in the country of dispatch, otherwise on the fifth Business Day after posting.

(c)                           In proving service, it shall be sufficient proof, in the case of a notice sent by post, that the envelope was properly stamped, addressed and placed in the Post.

(d)                          The accidental omission to send any notice, written communication or other document in accordance with this clause 7.6 (Notices), or the non-receipt of any such notice by any Scheme Creditor, shall not affect the provisions of the Scheme.

(e)                           The Company shall not be responsible for any loss or delay in the transmission of any notices, other documents or payments posted by or to any Scheme Creditor which shall be posted at the risk of such Scheme Creditors.

7.7                                   Governing Law and Jurisdiction

(a)                          The Scheme and any non-contractual obligations arising out of or in connection with the Scheme shall be governed by, and the Scheme shall be construed in accordance with, the laws of England and Wales and each of the Scheme Creditors hereby agrees that the Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of the Scheme or its implementation or out of any action taken or omitted to be taken under the

Scheme or in connection with the administration of the Scheme and, for such purposes, each of the Scheme Creditors irrevocably submits to the jurisdiction of the Court, provided, however, that nothing in this clause 7.7 (Governing Law and Jurisdiction) shall:

(i)                           affect the validity of other provisions governing law and jurisdiction as between the Company and any of the Scheme Creditors in respect of any Scheme Restructuring Document or any other agreement made between the Company and any of the Scheme Creditors, whether contained in any contract or otherwise; or

(ii)                        prevent the Company from relying upon the provisions of the Scheme in any foreign court or in any foreign proceedings.

(b)                          The Scheme shall take effect subject to any prohibition or condition imposed by law.